EXHIBIT 4.6


                                SHARE OPTION PLAN

                            CHARTWELL TECHNOLOGY INC.


1.   Purpose of Plan

The purpose of this plan (the "Plan") is to develop the interest of officers, directors, employees and key consultants of Chartwell Technology Inc. and its subsidiaries (collectively, the "Corporation") in the growth and development of the Corporation by providing them with the opportunity through share purchase options to acquire an increased proprietary interest in the Corporation.


2. Administration

The Plan shall be administered by the Board of Directors of the Corporation, or if appointed, by a special committee of directors appointed from time to time by the Board of Directors of the Corporation (such committee, or if no such committee is appointed, the Board of Directors of the Corporation is hereinafter referred to as the "Committee") pursuant to rules of procedure fixed by the Board of Directors.

3. Granting of Options

The Committee may from time to time designate directors, officers (or in each case their personal holding companies), employees of the Corporation, or any other Insider, Consultant or Management Company Employee to the Corporation (collectively, the "Optionees") to whom options ("Options") to purchase common shares ("Common Shares") of the Corporation may be granted and the number of Common Shares to be optioned to each, provided that:

     a. if such Optionees are Employees, Consultants or Management Company Employees, they are bona fide considered to be so by the Committee;

     b. the total number of Common Shares issuable pursuant to the Plan shall not exceed 3,264,000 Common Shares, subject to adjustment as set forth in
     Section 8 hereof;

     c. the number of Common Shares reserved for issuance to any one Optionee shall not exceed 5% of the Outstanding Common Shares; and

     d. Disinterested Shareholder Approval is obtained:

          i. if the number of Common Shares reserved for issuance pursuant to Options granted, or proposed to be granted, to Insiders exceeds 10% of the Outstanding Common Shares;

          ii. for any change in the exercise price if the Optionee is an Insider at the time of grant;

          iii. for issuance of greater than 10% of the Outstanding Common Shares in any 12 month period, to Optionees who are Insiders; or

          iv. for any issuance to any one Insider and such Insider's Associates of greater than 5% of the Outstanding Common Shares in any 12 month period.



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4. Vesting

The Committee may, in its sole discretion, determine the time during which Options shall vest and the method of vesting provided that such vesting will comply with the requirements of the Toronto Stock Exchange (the "TSX") or other regulatory body having jurisdiction, and in the absence of any determination by the Committee, the vesting shall be as to one-third of the number of Options granted on the first anniversary date of the grant and as to one-third on each of the next two succeeding anniversaries of the date of the grant.

5. Exercise Price

The exercise price (the "Exercise Price") of any Option shall be fixed by the Committee when such Option is granted, provided that such price shall not be less than the market price (the "Market Price") of the Common Shares, which shall mean the most recent closing price per Common Share preceding the date of grant on which there was a closing price on the TSX.

6. Option Terms

The period during which an Option is exercisable shall, subject to the provisions of the Plan requiring acceleration of rights of exercise, be such period as may be determined by the Committee at the time of grant to a maximum of ten (10) years but subject to the rules of any stock exchange or other regulatory body having jurisdiction. Each Option shall, among other things, contain provisions to the effect that the Option shall be personal to the Optionee and shall not be assignable. In addition, each Option shall provide that:

     upon the death of the Optionee, the Option shall terminate on the date determined by the Committee, which date shall not be later than the earlier of the expiry date of the Option and 12 months from the date of death;

     subject to section 6.c. hereof, if the Optionee shall no longer be a director or officer of, be in the employ of or be providing ongoing management or consulting services to the Corporation, the Option shall terminate on the earlier of the expiry date of the Option and the expiry of the period (the "Termination Date") not in excess of 90 days prescribed by the Committee at the time of grant, following the date that the Optionee ceases to be a director, officer or employee of the Corporation, or ceases to provide ongoing management or consulting services to the Corporation, as the case may be; and

     if the Optionee shall no longer be providing investor relations activities to the Corporation, the Option shall terminate on the earlier of the expiry date of the Option and the Termination Date, not in excess of 30 days prescribed by the Committee at the time of grant following the date the Optionee ceases to provide such activities to the Corporation;

provided that the number of Common Shares that the Optionee (or his heirs or successors) shall be entitled to purchase until the Termination Date shall be the number of Common Shares which the Optionee was entitled to purchase on the date of death or the date the Optionee ceased to be an officer, director or employee of, or ceased providing ongoing management, consulting services or investor relations activities to the Corporation, as the case may be.


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7. Exercise of Options

Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its head office or such other place as may be specified by the Corporation, of a written notice of exercise specifying the number of Common Shares with respect to which the Option is being exercised and accompanied by payment in full of the purchase price of the Common Shares then being purchased.


8. Alterations in Shares

Appropriate adjustments in the number of Common Shares optioned and in the exercise price, as regards Options granted or to be granted, may be made by the Committee in its discretion to give effect to adjustments in the number of Common Shares of the Corporation resulting subsequent to the approval of the Plan by the Committee from subdivisions, consolidations or reclassifications of the Common Shares of the Corporation, the payment of stock dividends by the Corporation or other relevant changes in the capital of the Corporation.


9. Option Agreements

A written agreement will be entered into between the Corporation and each Optionee to whom an Option is granted hereunder, which agreement will set out the number of Common Shares subject to Option, the Exercise Price, provisions as to vesting and expiry and any other terms approved by the Committee, all in accordance with the provisions of this Plan. The agreement will be in such form as the Committee may from time to time approve or authorize the officers of the Corporation to enter into and may contain such terms as may be considered necessary in order that the option will comply with this Plan, any provisions respecting Options in the income tax or other laws in force in any country or jurisdiction of which the person to whom the Option is granted may from time to time be a resident or citizen and the rules of any regulatory body having jurisdiction over the Corporation.


10. Regulatory Authorities Approvals

The Plan shall be subject to the approval, if required, of any stock exchange on which the Common Shares are listed for trading. Any Options granted prior to such approval shall be conditional upon such approval being given and no such Options may be exercised unless such approval, if required, is given.


11. Amendment or Discontinuance of the Plan

The Committee may amend or discontinue the Plan at any time, provided that no such amendment may, without the consent of the Optionee, alter or impair any Option previously granted to an Optionee under the Plan and provided further that any amendment to the Plan will require the prior consent of the TSX.


12. Common Shares Duly Issued

Common Shares issued upon the exercise of an Option granted hereunder will be validly issued and allotted as fully paid and non-assessable upon receipt by the Corporation of the Exercise Price therefore in accordance with the terms of the Option and the issuance of Common Shares thereunder will not require a resolution or approval of the Board of Directors of the Corporation. The Common Shares issued upon the exercise of an Option granted hereunder may be subject to resale restrictions pursuant to applicable securities laws and the rules of the TSX.


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13. Prior Plans

This Plan shall come into force and effect on March 22, 2004 and entirely replaces and supersedes prior share options plans, if any, enacted by the Board of Directors of the Corporation or its predecessors including the Share Option Plan approved by the Board of Directors of the Corporation effective June 23, 2000 and subsequently approved by the shareholders of the Corporation on July 31, 2000.


14. Definitions

In this Plan, capitalized terms not otherwise defined in this Plan have the following meanings:

     "Associate" has the meaning ascribed thereto by the Securities Act (Alberta) as from time to time amended, supplemented or re-enacted;

     "Consultant" means, in relation to an Issuer, an individual (or Company wholly-owned by Individuals who:

     provides ongoing consulting services to the Issuer or an affiliate of the Issuer under a written contract; possesses technical, business or management expertise of value to the Issuer or an affiliate of the Issuer; and spends a significant amount of time and attention on the business and affairs of the Issuer or an affiliate of the Issuer; and has a relationship with the Issuer or an affiliate of the Issuer that enables the individual to be knowledgeable about the business and affairs of the Issuer.

     "Directors" means directors, senior officers and Management Company Employees of an Issuer, or of an unlisted Company seeking a listing on TSX, or directors, senior officers and Management Company Employees or an Issuer's or an unlisted company's subsidiaries to whom stock options can be granted in reliance on a prospectus exemption under applicable securities laws;

     "Disinterested Shareholder Approval" means a majority of the votes cast by all shareholders at a shareholders' meeting excluding votes attaching to Common Shares beneficially owned by:

     Insiders to whom Options may be issued under the Plan; and associates of persons referred to in i. above.

     "Employee" means:

     an individual who is considered an employee under the Income Tax Act (i.e. for whom income tax, employment insurance and CPP deductions must be made at source); an individual who works full-time for an Issuer providing services normally provided by an employee and who is subject to the same control and direction by the Issuer over the details and methods of work as an employee of the issuer, but for who income tax deductions are not made at source; or an individual who works for an Issuer on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Issuer over the details and methods of work as an employee of the Issuer, but for whom income tax deductions are not made at source.

     "Insider" of the Corporation means:

     an insider as defined in the Securities Act (Alberta) as from time to time amended, supplemented or re-enacted, other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of the Corporation, and


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     an Associate of any person who is an insider by virtue of paragraph i.;

     "Issuer" means a company which has any of its securities listed for trading on TSX and, as the context requires, any applicant company seeking a listing of its securities on TSX;

     "Management Company Employee" means an individual employed by a person providing management services to the Issuer, which are required for the ongoing successful operation of the business enterprise of the Issuer, but excluding a person engaged in investor relations activities;

     "Outstanding Common Shares" at the time of any share issuance or grant of options means the number of Common Shares that are outstanding immediately prior to the share issuance or grant of Options in question on a non-diluted basis, excluding Common Shares issued pursuant to share compensation arrangements over the preceding one-year period, or such other number as may be determined under the applicable rules and regulations of all regulatory authorities to which the Corporation is subject, including TSX;

     "Service Provider" means:

     an employee or Insider of the Corporation; and

     any other person or company engaged to provide on-going management or consulting services for the Corporation or any entity controlled by the Corporation; and

     "Subsidiary" has the meaning assigned thereto under the Securities Act (Alberta) as from time to time amended, supplemented or re-enacted.


Effective Date

This Plan is effective from March 22, 2004.


Signed "Darold H. Parken"

Darold H. Parken
President and Director